Exhibit 29

Date: 20/3/2013

To: Tower Semiconductor Ltd. (the “Company”)

Re: Conversion of Equity Equivalent Capital Notes held by Israel Corporation Ltd.

Reference is made to the following Equity Equivalent Capital Notes issued by the Company to Israel Corporation Ltd.: (i) the note dated September 28, 2006 in the principal amount of $100,000,000, (ii) the two notes issued on September 25, 2008, each in the principal amount of $20,000,000, (iii) the note issued on September 25, 2008 in the principal amount of $30,000,000, and (iv) the note issued on January 7, 2009 in the principal amount of $20,000,000 (the “Capital Notes”).

Israel Corporation Ltd. hereby provides the Company with notice of its election to convert all of the principal amount of the Capital Notes into ordinary shares of the Company.

The Capital Notes are attached to this notice as Exhibit A.

In accordance with the above, please issue an amount of 13,739,523 ordinary shares of the Company in the name of Israel Corporation Ltd.

Regards,

/s/ Nir Gilad

/s/ Avisar Paz

Israel Corporation Ltd.